Exhibit 99.1

Warrior Met Coal Reports First Quarter 2020 Results

First quarter results consistent with expectations
Mining operations continue uninterrupted due to critical infrastructure designation in Alabama

BROOKWOOD, AL - April 29, 2020 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2020. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported first quarter 2020 net income of $21.5 million, or $0.42 per diluted share, compared to net income of $110.4 million, or $2.14 per diluted share, in the first quarter of 2019. Adjusted net income per share for the first quarter of 2020 was $0.39 per diluted share compared to $2.30 per diluted share in the first quarter of 2019. The Company reported Adjusted EBITDA of $61.7 million in the first quarter of 2020, compared to Adjusted EBITDA of $181.0 million in the first quarter of 2019.

“We were pleased to have achieved higher sales and production volumes for the first quarter compared to those outlined on our last quarterly earnings call,” commented Walt Scheller, CEO of Warrior. “The rest of the year is less certain, however, due to the global health crisis. We are seeing the impact of COVID-19 on global steel production and overall met coal demand in light of reduced automobile manufacturing and a slowdown of construction projects.”

Mr. Scheller continued, “We are fortunate to have a low and variable cost structure, which will enable us to drive margins in most price environments. We are also using our ability to lower other production costs and capital expenditures due to our significant investments over the past three years. At the same time, we have adequate liquidity, a strong balance sheet, and confidence in our long-term strategic initiatives. With our operational and financial flexibility, premium products and strong customer relationships, we should be well positioned to weather any prolonged economic challenge and return to our strong operational trajectory as soon as the global economy recovers.”

“We would like to thank our employees, who have done an outstanding job in keeping our operations running, while adhering to the Centers for Disease Control guidelines. We have taken extensive measures to protect the health and safety of our employees, including alternative work schedules and restricting visitors, while maintaining operations as a critical infrastructure business in the state of Alabama. We continue to regularly update our business continuity scenario planning on global steel production and met coal demand for various potential developments related to COVID-19 and will continue to adjust precautionary measures as necessary,” Mr. Scheller concluded.

Operating Results
The Company produced 2.1 million short tons of met coal in the first quarter of 2020 compared to 2.3 million short tons in the first quarter of 2019. Sales volume in the first quarter of 2020 was 1.8 million short tons compared to 2.1 million short tons in the first quarter of 2019. Inventory levels rose to 978 thousand short tons at the end of March 31, 2020 from 749 thousand short tons at the end of the fourth quarter of 2019.

Additional Financial Results
Total revenues were $226.7 million for the first quarter of 2020, including $221.3 million in mining revenues, which consisted of met coal sales of 1.8 million short tons at an average net selling price of $122.02 per short ton, net of demurrage and other charges. This compares to total revenues of $378.3 million in the first quarter of 2019. The average net selling price of the Company's met coal declined from $176.37 per short ton in the first quarter of 2019 to $122.02 per short ton in the first quarter of 2020. The Company sold its met coal in the first quarter of 2020 at 89% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price.

Cash cost of sales (including mining, transportation and royalty costs) for the first quarter of 2020 were $150.7 million, or 68.1% of mining revenues, compared to $181.9 million, or 49.2% of mining revenues in the same period of 2019. Cash cost of sales (free-on-board port) per short ton decreased to $83.07 in the first quarter of 2020 from $86.80 in the first quarter of 2019, reflecting Warrior's low and variable cost structure and focus on cost control during periods of depressed met coal prices.

Selling, general and administrative expenses for the first quarter of 2020 were $8.5 million, or 3.7% of total revenues. Depreciation and depletion costs for the first quarter of 2020 were $28.7 million, or 12.7% of total revenues. Warrior incurred net interest expense of $7.5 million during the first quarter of 2020.

Income tax expense was $3.2 million in the first quarter of 2020 and represents a noncash expense that reflects the utilization of the Company’s net operating losses (“NOLs”). This compares to income tax expense of $28.0 million in the first quarter of 2019. The Company expects to continue to utilize its NOLs and pay no cash taxes for the next several years, contingent upon met coal pricing and overall Company performance.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the first quarter of 2020 of $21.0 million, compared to $126.4 million in the first quarter of 2019. Capital expenditures and mine development costs for the first quarter of 2020 were $26.5 million. Free cash flow was negatively impacted during the first quarter of 2020 by the increase in net working capital.

Net working capital, excluding cash, for the first quarter of 2020 increased by $37.5 million from the fourth quarter of 2019, primarily reflecting an increase in accounts receivables and inventory partially offset by an increase in accrued expenses and accounts payable.

Cash flows provided by financing activities for the first quarter of 2020 were $62.6 million, primarily due to the $70.0 million drawdown under our Amended and Restated Asset-Based Revolving Credit Agreement (the "ABL Facility"), partially offset by principal repayments of capital lease obligations of $3.8 million, and the payment of dividends of $2.6 million.

The Company’s available liquidity as of March 31, 2020 was $302.8 million, consisting of cash and cash equivalents of $256.7 million and available liquidity under its ABL Facility of $46.1 million, net of outstanding letters of credit of $8.9 million. As previously disclosed, the Company borrowed $70.0 million under its ABL Facility on March 24, 2020 as a precautionary measure taken to reduce risk during these unprecedented times.

Capital Allocation
On April 24, 2020, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on May 11, 2020 to stockholders of record as of the close of business on May 5, 2020.

Company Outlook
In light of the uncertainties regarding the duration of the COVID-19 pandemic and its overall impact on the global economy and the Company's operations, the Company is withdrawing its full-year 2020 guidance issued on February 19, 2020 at this time. The Company is also appropriately adjusting its operational needs, including managing its expenses, capital expenditures, working capital, liquidity and cash flows. For example, as precautionary measures, the Company has delayed the budgeted $25.0 million development of the Blue Creek project until at least July 1, 2020 and has temporarily suspended its Stock Repurchase Program. The Company will continue to evaluate the impact of the COVID-19 pandemic on its business for the remainder of the fiscal year and expects to provide further updates to its financial outlook and the development of the Blue Creek project during its second quarter earnings call to be held in late July 2020.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2020 results today, April 29, 2020, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET April 29, 2020 until 6:30 p.m. ET on May 29, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10140063.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2020 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates and payment of cash taxes, if any. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
Jason Houston, 205-554-6228
jason.houston@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended March 31,
	2020	2019
Revenues:
Sales	$221,338	$369,681
Other revenues	5,382	8,609
Total revenues	226,720	378,290
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	151,514	182,628
Cost of other revenues (exclusive of items shown separately below)	7,561	7,745
Depreciation and depletion	28,692	22,233
Selling, general and administrative	8,456	8,905
Total costs and expenses	196,223	221,511
Operating income	30,497	156,779
Interest expense, net	(7,533)	(8,592)
Loss on early extinguishment of debt	—	(9,756)
Other income	1,822	—
Income before income tax expense	24,786	138,431
Income tax expense	3,241	27,984
Net income	$21,545	$110,447
Basic and diluted net income per share:
Net income per share—basic	$0.42	$2.14
Net income per share—diluted	$0.42	$2.14
Weighted average number of shares outstanding—basic	51,106	51,511
Weighted average number of shares outstanding—diluted	51,273	51,630
Dividends per share:	$0.05	$0.05

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended March 31,
(short tons in thousands)(1)	2020	2019
Tons sold	1,814	2,096
Tons produced	2,099	2,298
Gross price realization (2)	89%	98%
Average net selling price	$122.02	$176.37
Cash cost of sales (free on board port) per short ton (3)	$83.07	$86.80
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three months ended March 31, 2020 and 2019, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2020	2019
Cost of sales	$151,514	$182,628
Asset retirement obligation	(369)	(373)
Stock compensation expense	(449)	(319)
Cash cost of sales (free-on-board port)(3)	$150,696	$181,936

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended March 31,
(in thousands)	2020	2019
Net income	$21,545	$110,447
Interest expense, net	7,533	8,592
Income tax expense	3,241	27,984
Depreciation and depletion	28,692	22,233
Asset retirement obligation accretion	733	812
Stock compensation expense	1,733	1,194
Loss on early extinguishment of debt	—	9,756
Other income	(1,822)	—
Adjusted EBITDA (4)	$61,655	$181,018
Adjusted EBITDA margin (5)	27.2%	47.9%
(4)  Adjusted EBITDA is defined as net income before net interest expense (benefit), income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustment, non-cash stock compensation expense, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2020	2019
Net income	$21,545	$110,447
Loss on early extinguishment of debt, net of tax	—	7,784
Other income, net of tax	(1,584)	—
Adjusted net income(6)	$19,961	$118,231

Weighted average number of basic shares outstanding	51,106	51,511
Weighted average number of diluted shares outstanding	51,273	51,630

Adjusted basic net income per share:	$0.39	$2.30
Adjusted diluted net income per share:	$0.39	$2.30
(6)    Adjusted net income is defined as net income net of loss on early extinguishment of debt, net of tax and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended March 31,
	2020	2019
OPERATING ACTIVITIES:
Net income	$21,545	$110,447
Non-cash adjustments to reconcile net income to net cash provided by operating activities	34,785	62,360
Changes in operating assets and liabilities:
Trade accounts receivable	(32,055)	(44,329)
Income tax receivable	—	297
Inventories	(17,326)	(10,823)
Prepaid expenses and other receivables	(235)	10,167
Accounts payable	15,614	10,640
Accrued expenses and other current liabilities	(3,538)	(15,133)
Other	2,232	2,782
Net cash provided by operating activities	21,022	126,408
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(22,775)	(24,161)
Mine development costs	(3,677)	(5,578)
Other	6,233	—
Net cash used in investing activities	(20,219)	(29,739)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	62,557	(147,332)
Net increase (decrease) in cash and cash equivalents and restricted cash	63,360	(50,663)
Cash and cash equivalents and restricted cash at beginning of period	193,383	206,405
Cash and cash equivalents and restricted cash at end of period	$256,743	$155,742

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2020	2019
Net cash provided by operating activities	$21,022	$126,408
Purchases of property, plant and equipment and mine development costs	(26,452)	(29,973)
Free cash flow (7)	$(5,430)	$96,435
Free cash flow conversion (8)	(8.8)%	53.3%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	March 31, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$256,743	$193,383
Short-term investments	8,500	14,675
Trade accounts receivable	131,526	99,471
Income tax receivable	24,274	12,925
Inventories, net	117,563	97,901
Prepaid expenses and other receivables	25,925	25,691
Total current assets	564,531	444,046
Mineral interests, net	107,432	110,130
Property, plant and equipment, net	598,622	606,200
Deferred income taxes	151,021	154,297
Non-current income tax receivable	—	11,349
Other long-term assets	17,568	18,242
Total assets	$1,439,174	$1,344,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,620	$46,436
Accrued expenses	63,476	65,755
Short term financing lease liabilities	8,022	10,146
Other current liabilities	6,608	6,615
Total current liabilities	132,726	128,952
Long-term debt	409,363	339,189
Asset retirement obligations	54,307	53,583
Long term financing lease liabilities	26,106	25,528
Other long-term liabilities	31,550	31,430
Total liabilities	654,052	578,682
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of March 31, 2020 and December 31, 2019, 53,387,591 issued and 51,165,750 outstanding as of March 31, 2020 and 53,293,449 issued and 51,071,608 outstanding as of December 31, 2019)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2020 and December 31, 2019)	(50,576)	(50,576)
Additional paid in capital	244,525	243,932
Retained earnings	590,640	571,693
Total stockholders’ equity	785,122	765,582
Total liabilities and stockholders’ equity	$1,439,174	$1,344,264